Exhibit (a)(1)(i)

Offer to Purchase for Cash

By

POLYCOM, INC.

Of Up to $250 Million in Value of Shares of its Common Stock

At a Purchase Price Not Greater than $11.50 per Share

Nor Less Than $10.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 30, 2013, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Polycom, Inc., a Delaware corporation (the “Company,” “Polycom,” “we,” “our” or “us”), invites our stockholders to tender up to $250 million in value of shares of our common stock, par value $0.0005 per share (the “Shares”), for purchase by us at a price not greater than $11.50 nor less than $10.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will select the lowest purchase price, not greater than $11.50 nor less than $10.00 per Share (such purchase price, the “Final Purchase Price”), that will allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, in each case subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1, Section 3 and Section 4.

As of September 9, 2013, we had 170,416,696 Shares outstanding. At the maximum Final Purchase Price of $11.50 per Share, we could purchase 21,739,130 Shares if the Offer is fully subscribed, which would represent approximately 12.8% of our issued and outstanding Shares as of September 9, 2013. At the minimum Final Purchase Price of $10.00 per Share, we could purchase 25,000,000 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of our issued and outstanding Shares as of September 9, 2013.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the NASDAQ Global Select Market under the symbol “PLCM.” On September 12, 2013, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $10.89 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, MORGAN STANLEY & CO. LLC, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. See Section 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents, you should contact the Information Agent, who will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Offer to Purchase dated September 13, 2013

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to 5:00 p.m., New York City time, on October 30, 2013 (unless the Offer is extended):

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates in your own name or hold Shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the back cover of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•

if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares but (a) your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $10.00 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $10.00 per Share. The entire price range for the Offer is above the last reported sale price of the Shares on the NASDAQ Global Select Market on September 10, 2013, the last full trading day prior to the announcement of Polycom’s intention to conduct a tender offer. The majority of the price range for the Offer is below the last reported sale price of the Shares on the NASDAQ Global Select Market on September 12, 2013, the last full trading day prior to the commencement of the Offer, which was $10.89 per Share.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (banks and brokers) or (800) 322-2885 (toll-free), or Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, at (855) 483-0952 (toll-free).

References herein to our Board of Directors include any authorized committee thereof.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

The issuer of the Shares, Polycom, Inc., a Delaware corporation, which we refer to as the “Company,” “Polycom,” “we,” “our” or “us,” is offering to purchase the Shares. See Section 1.

What is Polycom offering to purchase?

We are offering to purchase up to $250 million in value of Shares. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The Offer expresses our confidence in the company’s business, our market position and the long-term growth potential of our industry. The Offer is an element of our overall plan to return capital to our stockholders and enhance stockholder value as we realize the potential of the strategic investments we are making in the business, streamline operations and deploy our capital resources and balance sheet to maximize return. We recently announced a return of capital program whereby our Board of Directors has authorized the repurchase of up to $400 million in value of Shares through the Offer and subsequent open market repurchases or privately negotiated transactions.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Section 2, Section 9 and Section 11.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

How many Shares will we purchase in the Offer?

We will purchase up to $250 million in value of Shares in the Offer or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. At the maximum Final Purchase Price of $11.50 per Share, we could purchase 21,739,130 Shares if the Offer is fully subscribed, which would represent approximately 12.8% of our issued and outstanding Shares as of September 9, 2013. At the minimum Final Purchase Price of $10.00 per Share, we could purchase 25,000,000 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of our issued and outstanding Shares as of September 9, 2013. If, based on the Final Purchase Price, more than $250 million in value of Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (of less than 100 Shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions. See Section 7.

In accordance with the rules of the SEC, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is $10.00 to $11.50 per Share. We will select the lowest purchase price, not greater than $11.50 nor less than $10.00 per Share, that will allow us to purchase $250 million in value of Shares, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $10.00 per Share. The entire price range for the Offer is above the last reported sale price of the Shares on the NASDAQ Global Select Market on September 10, 2013, the last full trading day prior to the announcement of Polycom’s intention to conduct a tender offer. The majority of the price range for the Offer is below the last reported sale price of the Shares on the NASDAQ Global Select Market on September 12, 2013, the last full trading day prior to the commencement of the Offer, which was $10.89 per Share.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

How will we pay for the Shares?

We plan to use funds borrowed under a new secured term loan credit facility to purchase Shares in the Offer and to pay all related fees and expenses. The maximum value of Shares purchased in the Offer will be $250 million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $252.5 million. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on October 30, 2013, at 5:00 p.m., New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason in accordance with applicable law. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion in accordance with applicable law. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions being satisfied or waived on or prior to the Expiration Date, including:

•	no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

•

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the NASDAQ Global Select Market Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on September 12, 2013, the last trading day prior to commencement of the Offer, shall have occurred;

•

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after September 13, 2013, nor shall any material escalation of any war or armed hostilities which had commenced prior to September 13, 2013 have occurred;

•

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	no person shall have proposed, announced or made a tender or exchange offer for the Shares (other than the Offer), merger, business combination or other similar transaction involving us;

•

no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than as publicly disclosed in a filing with the SEC on or before September 12, 2013). In addition, no new group shall have been formed since September 12, 2013, that beneficially owns more than 5% of the outstanding Shares;

•

no person (including a group) that has publicly disclosed in a filing with the SEC on or before September 12, 2013 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding Shares;

•

no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ Global Select Market or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section 7 for a complete list of the conditions to the Offer. Each of the conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned on any minimum number of Shares being tendered.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to 5:00 p.m., New York City time, on October 30, 2013, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates in your own name or hold Shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at one of the addresses shown on the back cover of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•

if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares but (a) your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Letter of Transmittal.

Can I conditionally tender my Shares?

You may tender Shares subject to the condition that a specified minimum number of your Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. See Section 6.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., New York City time, on October 30, 2013, unless we extend the Offer, in which case you may withdraw your Shares until the Expiration Date, as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 Midnight, New York City time, on November 12, 2013. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

We will purchase Shares on the following basis:

•	first, we will purchase all Shares properly tendered by any odd lot holder (holders of less than 100 Shares) at or below the Final Purchase Price and not properly withdrawn;

•

second, after the purchase of all of the Shares properly tendered by odd lot holders at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $250 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

Following the Offer, will you continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be held by less than 300 persons or that the Shares will be delisted from the NASDAQ Global Select Market or will be eligible for deregistration under the Exchange Act. See Section 2 and Section 7.

What is Polycom’s Board of Directors’ position on the Offer?

While the Board has authorized the Offer as part of a $400 million return of capital program, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary, made, and is not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Will Polycom’s directors and executive officers tender Shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. See Section 11.

What will happen if I do not tender my Shares?

Stockholders who decide not to tender will own a greater percentage interest in the Company’s outstanding Shares following the consummation of the Offer. See Section 2.

When and how will you pay me for the Shares I tender?

Promptly after the Expiration Date, we will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What is the recent market price of my Shares?

On September 12, 2013, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the NASDAQ Global Select Market was $10.89 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 12.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (i) consideration received in respect of a sale or exchange of the Shares or (ii) a distribution from us in respect of Shares. See Sections 3 and 13.

If you are a Non-U.S. Holder (as defined in Section 13), you will be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, subject to reduction or elimination by applicable treaty, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 13.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

Who should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is MacKenzie Partners, Inc. and the Dealer Manager is Morgan Stanley & Co. LLC. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer that are not historical facts, including statements regarding our unique position and anticipated products, important drivers, customer and geographic revenue levels and mix, gross margins, operating costs and expenses and our channel inventory levels. When used in this document, words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan” and “project” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are reasonable, readers are cautioned that forward-looking statements involve known and unknown risks and uncertainties, are not guarantees of future performance and that actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These differences can arise as a result of a number of risks, including those risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, the following:

•	our ability to complete the Offer;

•

the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets; and

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any other risks detailed in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and other filings with the SEC.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any tender offer.

INTRODUCTION

To the Stockholders of Polycom, Inc.:

Polycom, Inc., a Delaware corporation (the “Company,” “Polycom,” “we,” “our” or “us”), invites our stockholders to tender up to $250 million in value of shares of our common stock, par value $0.0005 per share (the “Shares”), for purchase by us at a price not greater than $11.50 nor less than $10.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

The Offer will expire at 5:00 p.m., New York City time, on October 30, 2013, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $11.50 nor less than $10.00 per Share, that will allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” All Shares purchased in the Offer will be purchased at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn. However, because of the “odd lot” priority, proration (if Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price. If, based on the Final Purchase Price, Shares having an aggregate value of less than $250 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, in each case subject to applicable law. See Section 1, Section 3 and Section 4.

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED

ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. See Section 11.

We will pay all fees and expenses incurred in connection with the Offer by the Depositary, the Information Agent and the Dealer Manager. See Section 15.

As of September 9, 2013, there were 170,416,696 Shares issued and outstanding. As of that date, an aggregate of 15,021,827 Shares were available for issuance under our equity compensation plans. As of September 9, 2013, an aggregate of 8,671,732 unvested performance shares and restricted stock units (“RSUs”) were outstanding under the plans, and 938,786 Shares were subject to outstanding options. At the maximum Final Purchase Price of $11.50 per Share, we could purchase 21,739,130 Shares if the Offer is fully subscribed, which would represent approximately 12.8% of our issued and outstanding Shares as of September 9, 2013. At the minimum Final Purchase Price of $10.00 per Share, we could purchase 25,000,000 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of our issued and outstanding Shares as of September 9, 2013.

The Shares are listed and traded on the NASDAQ Global Select Market under the symbol “PLCM.” On September 12, 2013, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $10.89 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

Our principal executive offices are located at 6001 America Center Drive, San Jose, California 95002 and our phone number is (408) 586-6000.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price not greater than $11.50 and not less than $10.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Final Purchase Price, Shares having an aggregate value of less than $250 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 5:00 p.m., New York City time, on October 30, 2013, unless and until we, in our sole discretion in accordance with applicable law, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $10.00), or (2) specify the price or prices, not greater than $11.50 and not less than $10.00 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in increments of $0.10. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $11.50 nor less than $10.00 per Share, that will allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price.

If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $10.00 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $10.00 per Share. The entire price range for the Offer is above the last reported sale price of the Shares on the NASDAQ Global Select Market on September 10, 2013, the last full trading day prior to the announcement of Polycom’s intention to conduct a tender offer. The majority of the price range for the Offer is below the last reported sale price of the Shares on the NASDAQ Global Select Market on September 12, 2013, the last full trading day prior to the commencement of the Offer, which was $10.89 per Share.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, more than $250 million in value of Shares are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, in accordance with applicable law to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. The proration period and withdrawal rights also expire on the Expiration Date, subject to applicable law.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Shares acquired pursuant to the Offer will be acquired by Polycom free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders. See Section 8.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	First, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by any odd lot holder, as described below, who:

•

tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference); and

•	completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, after the purchase of all of the Shares properly tendered by odd lot holders at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

•

Third, only if necessary to permit us to purchase $250 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $250 million in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. For purposes of the Offer, the term “odd lots” means all Shares properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares, which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an odd lot holder who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any odd lot holder wishing to tender all of such odd lot holder’s Shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and because of the odd lot procedure described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The Offer expresses our confidence in the company’s business, our market position and the long-term growth potential of our industry. The Offer is an element of our overall plan to return capital to our stockholders and enhance stockholder value as we realize the potential of the strategic investments we are making in the business, streamline operations and deploy our capital resources and balance sheet to maximize return. We recently announced a return of capital program whereby our Board of Directors has authorized the repurchase of up to $400 million in value of Shares through the Offer and subsequent open market repurchases or privately negotiated transactions.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

Members of our senior management have met telephonically with our Board of Directors to discuss the terms of the Offer. Our Board of Directors considered the terms of the Offer and further reviewed the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors our Board of Directors deemed relevant, including the expected financial impact of the Offer. Based upon the foregoing, on August 26, 2013, our Board of Directors unanimously approved the Offer and delegated authority to a Transaction Committee of the Board to determine the terms and conditions of the Offer. On September 10, 2013, the Transaction Committee of our Board of Directors unanimously approved proceeding with the Offer to purchase up to $250 million in value of Shares at a price not greater than $11.50 and not less than $10.00 per Share.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Following the completion or termination of the Offer, we may, from time to time, repurchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. See Section 11.

Certain Effects of the Offer. Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Stockholders may be able to sell non-tendered Shares in the future on the NASDAQ Global Select Market or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ Global Select Market, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the NASDAQ Global Select Market. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from the NASDAQ Global Select Market or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retired and returned to the status of authorized and unissued Shares.

Except as disclosed or incorporated by reference in this Offer to Purchase, Polycom currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Polycom or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Polycom or any of its subsidiaries;

•	any material change in the present dividend policy, or indebtedness or capitalization of Polycom;

•

any change in the present Board or management of Polycom, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Polycom’s corporate structure or business;

•	any class of equity securities of Polycom becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of Polycom’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of Polycom, or the disposition by any person of securities of Polycom, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of performance shares and restricted stock units granted to certain employees (including directors and officers); or

•

any changes in Polycom’s Certificate of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of Polycom.

From time to time, as part of our long-term corporate goal of increasing stockholder value, we have explored potential strategic acquisitions, divestitures and business combinations. And from time to time, we have been approached by various parties who have expressed an interest in acquiring all or part of Polycom. We are not engaged in on-going discussions with any party at this time and have not entered into confidentiality agreements with, or made confidential information available to, any party. While Polycom may enter into discussions with these parties, if we do so, there can be no assurance that these discussion will lead to a transaction or as to the timing, value or terms of any such transaction.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the value or market price of the Shares resulting from such potential future events. However, there can be no assurance that we will decide to undertake any such event in the future.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on October 30, 2013, by the Depositary at its address set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $10.00 per Share. If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, odd lot holders who tender all of their Shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of The Depository Trust Company (“DTC”), whose name appears on a security position listing as the owner of the Shares) of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (1) the certificate(s) for the Shares or (2) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below;

•

one of (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or (2) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Polycom may enforce such agreement against that participant.

Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, is received by the Depositary prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender any Shares received upon such exercise. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Performance Shares and Restricted Stock Units. Holders of performance shares and restricted stock units may not tender such shares unless and until such shares have vested and the restrictions on such shares have lapsed.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt of any Shares tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the Depositary and transfer agent for the Shares, at the address and phone number set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding. Under the U.S. federal income tax laws, payments to a tendering stockholder may be subject to “backup withholding” at the applicable statutory rate (currently 28%), unless a tendering stockholder:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each stockholder that is a U.S. person should provide the Depositary (or other applicable withholding agent) with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to qualify as an exempt recipient, a stockholder that is not a U.S. person should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, attesting to that stockholder’s exempt status. See Section 13 and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. Even if a Non-U.S. Holder (as defined in Section 13) has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) will withhold U.S. federal income taxes equal to 30% of the gross payments payable to such Non-U.S. Holder or such holder’s agent, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. See Section 13. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8BEN before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8ECI. The Depositary (or other applicable withholding agent) will determine a shareholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning such eligibility received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) satisfies the requirements for sale or exchange treatment described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered Shares for payment under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on November 12, 2013.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares to be withdrawn, if different from the tendering stockholder. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and

•

accept for payment and pay for (and thereby purchase) Shares having an aggregate value of up to $250 million (or such greater amount as we may elect to pay, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Final Purchase Price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares.

Subject to the exception for odd lot holders, in the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, more than $250 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $250 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $250 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the NASDAQ Global Select Market Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on September 12, 2013, the last trading day prior to commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after September 13, 2013;

•	any material escalation of any war or armed hostilities which had commenced prior to September 13, 2013;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 12, 2013);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 12, 2013, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the NASDAQ Global Select Market or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time on or prior to the Expiration Date in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.	Price Range of Shares; Dividends.

The Shares are listed and traded on the NASDAQ Global Select Market under the trading symbol “PLCM.” The following table presents the high and low sales prices of the Shares for the periods indicated, as adjusted for the two-for-one stock split effective July 1, 2011.

	High	Low
Year Ended December 31, 2011
First quarter	$26.08	$19.08
Second quarter	$32.49	$22.73
Third quarter	$34.30	$18.09
Fourth quarter	$22.74	$14.45
Year Ended December 31, 2012
First quarter	$22.34	$15.61
Second quarter	$19.30	$9.79
Third quarter	$12.03	$7.45
Fourth quarter	$11.17	$9.04
Year Ending December 31, 2013
First quarter	$11.94	$9.00
Second quarter	$11.85	$9.80
Third quarter (through September 12, 2013)	$11.72	$9.36

Unless the Expiration Date is extended, as of October 30, 2013, you will no longer be a holder of record of Shares that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such purchased Shares that inure to holders of record on or after the Expiration Date.

We have never declared or paid dividends on the Shares, and intend to follow a policy of retaining earnings to finance the growth of the Company and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors and will depend on our profitability, the terms of any bank credit agreement and our financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors the Board of Directors deem relevant.

On September 12, 2013, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $10.89 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

9.	Source and Amount of Funds.

The Offer is not subject to any financing condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $252.5 million. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using funds borrowed under a new secured term loan credit facility, which is described below.

On September 13, 2013, we entered into a Credit Agreement (the “Credit Agreement”) among us, certain of our direct and indirect subsidiaries from time to time party thereto as guarantors, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

The Credit Agreement provides for a $250.0 million term loan maturing on September 13, 2018 (the “Maturity Date”), all of which was borrowed at closing.

The loans bear interest at a rate equal to, at our option, the base rate plus a spread of 0.50% to 1.00% or a reserve adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.50% to

2.00%, in each case with such spread being determined based on our consolidated leverage ratio for the preceding four fiscal quarter period. The base rate means the highest of the “U.S. Prime Rate” published by the Wall Street Journal, the federal funds rate plus 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. We are also obligated to pay other customary closing fees, arrangement fees, and administration fees for a credit facility of this size and type.

The term loan is payable in quarterly installments equal to $1,562,500, beginning on September 30, 2013, with the remaining outstanding principal amount of the term loan being due and payable on the Maturity Date. We may prepay the term loan, in whole or in part, at any time without premium or penalty, subject to certain conditions including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans. Amounts repaid or prepaid may not be reborrowed.

Our obligations under the Credit Agreement are required to be guaranteed by certain of our domestic subsidiaries meeting materiality thresholds set forth in the Credit Agreement. The obligations of us and the guarantors are secured by substantially all of our respective assets, subject to certain exceptions and limitations.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict our and our subsidiaries’ ability to, among other things, grant liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock, enter into transactions with affiliates and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. We are also required to maintain compliance with a consolidated fixed charge coverage ratio and a consolidated secured leverage ratio.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

10.	Certain Information Concerning the Company.

General

We are a global leader in open, standards-based unified communications and collaboration (UC&C) solutions for voice and video collaboration. Our solutions are powered by the Polycom® RealPresence® Platform, comprehensive software infrastructure and rich application programming interfaces (“APIs”) that interoperate with a broad set of communication, business, mobile, and cloud applications and devices to deliver secure face-to-face video collaboration across different environments. With Polycom® RealPresence® video and voice solutions, from infrastructure to endpoints for all environments, people all over the world can collaborate face-to-face without being in the same physical location. Individuals and teams can connect, communicate, and collaborate through a high-definition (“HD”) visual and audio experience from their desktops, meeting rooms, classrooms, home offices, mobile devices, web browsers, and specialized solutions such as video carts for healthcare applications. By removing the barriers of distance and time, connecting experts to where they are needed most, and creating greater trust and understanding through visual collaboration, Polycom enables teams to make better decisions faster and to increase their productivity while saving time and money and being environmentally responsible.

Our vision is to make video collaboration ubiquitous. To achieve this vision, our strategy is to make voice and video collaboration simple to use and available to everyone through open, standards-based software delivered through private and public clouds that connect people securely across any network, protocol, application, or device they want to use. Historically, our focus has been premises-based solutions for the enterprise and public sector, targeted at vertical markets including finance, manufacturing, government, education and healthcare, and we believe this continues to be a growth opportunity for us as more and more organizations are recognizing the business benefits of voice and video collaboration. In addition, in response to emerging market trends and the network effect driven by business-to-business adoption of UC&C solutions, we continue to expand our focus to newly emerging markets such as mobile video collaboration, browser-based business-to-business (“B2B”) and business-to-consumer (“B2C”) connectivity, and enabling cloud-based delivery for enterprise customers, small and medium businesses (“SMBs”), and service and solutions providers offering video collaboration-as-a-service.

We sell our solutions globally through a high-touch sales model that leverages our broad network of channel partners, including distributors, value-added resellers, system integrators, leading communications services providers, and retailers. We manufacture our products through an outsourced model optimized for quality, reliability and fulfillment agility.

We believe important drivers for the adoption of Polycom’s UC&C solutions include:

•	UC&C solutions, including voice and video offerings, as preferred methods of communication everywhere;

•	growth of video-capable mobile devices (including tablets and smartphones);

•	growth of Microsoft Lync in the corporate environment and the resulting impact on sales of Polycom’s Lync-compatible voice and video devices;

•	expansion of business applications with integrated web-based video collaboration;

•	virtualization and the move to private, public, and hybrid clouds;

•	adoption of UC&C by SMBs;

•	growth of the number of teleworkers globally;

•	emergence of Bring Your Own Device programs in businesses of all sizes, across all regions;

•	demand for UC&C solutions for B2B and B2C communications and the move of consumer applications into the business space; and

•	continued commitment by organizations and individuals to reduce their carbon footprint and expenses by choosing video collaboration over travel.

We believe we are uniquely positioned as the UC&C ecosystem partner of choice through our strategic partnerships, support of open standards, innovative technology, and customer-centric go-to-market capabilities.

Recent Developments

Resignation of Chief Executive Officer

On July 23, 2013, we announced that the Audit Committee of the Board of Directors completed a review of certain expense submissions of our then Chief Executive Officer and President, Andy Miller. The Audit Committee found certain irregularities in these submissions. At the conclusion of the review, Mr. Miller resigned from the positions of Chief Executive Officer and President and from the Board. Our review of Mr. Miller’s expenses has continued, including for the years ended December 31, 2010, 2011, and 2012. Based on our review to date, we believe that some of Mr. Miller’s expenses during each of those years, which were accounted for as business expenses, were personal expenses. While we have not determined the exact amounts of those personal expenses, we continue to conclude that the amounts involved did not have a material impact on our previously reported financial statements.

Appointment of Interim Chief Executive Officer

On July 22, 2013, the Board of Directors appointed Kevin T. Parker to serve as Polycom’s Interim Chief Executive Officer and President, while continuing to serve as Chairman of the Board. Mr. Parker has been a director of Polycom since January 2005 and is currently a Managing Principal at Bridge Growth Partners, LLC.

The Board of Directors is currently conducting searches for a permanent Chief Executive Officer and new independent Board members.

Litigation and SEC Investigation

Following our July 23, 2013 announcement, the SEC initiated an investigation, a class action lawsuit was filed, and a derivative lawsuit was filed, all as described below.

SEC Investigation. The SEC has commenced an investigation concerning the Audit Committee’s review of Mr. Miller’s expenses and his resignation, and it has requested information from us. We are cooperating with the investigation.

Class Action Lawsuit. On July 26, 2013, a purported shareholder class action, captioned Neal v. Polycom, et al., Case No. 3:13-cv-03476-SC, was filed in the United States District Court for the Northern District of California against Polycom and certain of its current and former officers. The lawsuit alleges that, between July 24, 2012 and July 23, 2013, Polycom issued materially false and misleading statements or failed to disclose information regarding Polycom’s business, operational and compliance policies, including with respect to its Chief Executive Officer’s expense submissions and the Company’s internal controls. The lawsuit alleges that the Company’s financial statements were materially false and misleading. The lawsuit alleges violations of the federal securities laws and seeks unspecified compensatory damages and other relief.

Derivative Lawsuit. On August 21, 2013, a purported shareholder derivative suit, captioned Saraceni v. Miller, et al., Case No. 5:13-cv-03880-LHK, was filed in the United States District Court for the Northern District of California against certain of Polycom’s current and former officers and directors. The lawsuit purports to assert claims on behalf of Polycom, which is named as a nominal defendant in the action. The complaint alleges claims for breach of fiduciary duty, unjust enrichment, and corporate waste, and alleges certain defendants failed to maintain adequate internal controls and issued, or authorized the issuance of, materially false and misleading statements, including with respect to its Chief Executive Officer’s expense submissions and the Company’s internal controls. The complaint further alleges that certain defendants approved an unjustified separation agreement and caused Polycom to repurchase its own stock at artificially inflated prices. The Complaint seeks unspecified compensatory damages, corporate governance reform, and other relief.

Available Information

We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of Company’s website located at http://www.polycom.com to access the Schedule TO and related documents.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information that was filed prior to the date of this Offer to Purchase into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•

Current Reports on Form 8-K filed on February 6, 2013, February 13, 2013, March 15, 2013, May 17, 2013, June 7, 2013, July 23, 2013 (other than Item 2.02), July 23, 2013, August 6, 2013, September 11, 2013 and September 13, 2013;

•	Schedule TO-C, as filed on September 11, 2013; and

•	Definitive Proxy Statement on Schedule 14A, as filed on April 19, 2013 and supplemented on May 17, 2013.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of September 9, 2013, there were 170,416,696 Shares issued and outstanding. At the maximum Final Purchase Price of $11.50 per Share, we could purchase 21,739,130 Shares if the Offer is fully subscribed, which would represent approximately 12.8% of our issued and outstanding Shares as of September 9, 2013. At the minimum Final Purchase Price of $10.00 per Share, we could purchase 25,000,000 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of our issued and outstanding Shares as of September 9, 2013.

Beneficial Ownership. As of September 9, 2013, our directors and current executive officers as a group (8 persons) beneficially owned an aggregate of 562,441 Shares, representing less than 1% of the total number of outstanding Shares as of September 9, 2013, as determined in accordance with Exchange Act Rule 13d-3. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers.

In addition, after expiration or termination of the Offer, our directors and executive officers may also sell their Shares, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our holders of Common Share pursuant to the Offer.

Except as otherwise disclosed in the footnotes below, the following table sets forth certain information as of September 9, 2013 with respect to the beneficial ownership of each director and named executive officer and certain substantial stockholders of Polycom.

Name(1)	Shares Beneficially Owned (#)(2)	Percentage Beneficially Owned (%)(2)
5% Stockholders:
FMR LLC(3)	18,539,473	10.88%
BlackRock, Inc.(4)	12,723,947	7.47%
Janus Capital Management LLC and Perkins Investment Management LLC(5)	11,143,901	6.54%
Leon G. Cooperman(6)	9,608,699	5.64%
The Vanguard Group(7)	9,391,889	5.51%
Non-Employee Directors:
Betsy S. Atkins	26,500	*
John A. Kelley, Jr.	113,949	*
D. Scott Mercer	95,850	*
William A. Owens	84,541	*
Named Executive Officers:
Kevin T. Parker	25,010	*
Eric F. Brown	74,191	*
Sayed M. Darwish(8)	99,745	*
Andrew M. Miller(9)	529,874	*
Michael R. Kourey(10)	159,455	*
Tracey E. Newell(11)	45,603	*
Sudhakar Ramakrishna(12)	22,819	*
All directors and current executive officers as a group (8 persons)(13)	562,441	*

*	Less than 1.0%
(1)	Unless otherwise noted, the address of each person is c/o Polycom, Inc., 6001 America Center Drive, San Jose, California 95002.

(2)	Percentage beneficially owned is based on 170,416,696 Shares issued and outstanding as of September 9, 2013. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of September 9, 2013, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2013.
(4)	Includes shares held by the following investment advisors which are subsidiaries of BlackRock, Inc: (i) BlackRock Japan Co. Ltd., (ii) BlackRock Advisors (UK) Limited, (iii) BlackRock Institutional Trust Company, N.A., (iv) BlackRock Fund Advisors, (v) BlackRock Asset Management Canada Limited, (vi) BlackRock Asset Management Australia Limited, (vii) BlackRock Advisors, LLC , (viii) BlackRock Investment Management, LLC, (ix) BlackRock Investment Management (Australia) Limited, (x) BlackRock (Luxembourg) S.A., (xi) BlackRock International Ltd and (xii) BlackRock Investment Management (UK) Limited. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2013.
(5)	Includes shares held by Perkins Investment Management LLC, a direct subsidiary of Janus Capital Management LLC. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2013.
(6)	Includes shares held by Omega Associates, L.L.C., a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles, of which Mr. Cooperman is the Managing Member. Omega Associates, L.L.C is the general partner of limited partnerships known as Omega Capital Partners, L.P. (“Capital LP”), Omega Capital Investors, L.P. (“Investors LP”), and Omega Equity Investors, L.P. (“Equity LP”). These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. The address of the principal business office of Mr. Cooperman is 2700 No. Military Trail, Suite 230, Boca Raton FL 33431 and the principal business office of Capital LP, Equity LP, and Investors LP is 88 Pine Street, Wall Street Plaza—31st Floor, New York, NY 10005. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on March 14, 2013.
(7)	Includes shares held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., which are subsidiaries of the Vanguard Group, Inc. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2013.
(8)	Includes 15,000 shares subject to options that are exercisable within 60 days of September 9, 2013.
(9)	Mr. Miller left Polycom in July 2013. This information is based on the Company’s records as of August 8, 2013, and includes 175,000 shares subject to options that are exercisable within 60 days of September 9, 2013.
(10)	Mr. Kourey retired in February 2012. This information is based on the Company’s records as of March 31, 2013.
(11)	Ms. Newell left Polycom in August 2013. This information is based on the Company’s records as of August 15, 2013, and includes and includes 4,000 shares subject to options that are exercisable within 60 days of September 9, 2013.
(12)	Mr. Ramakrishna left Polycom in March 2013. This information is based on the Company’s records as of March 31, 2013.

(13)	Includes (i) 2,500 shares subject to restricted stock units that are scheduled to vest within 60 days of September 9, 2013, and (ii) 18,500 shares subject to options that are exercisable within 60 days of September 9, 2013. Does not include shares beneficially owned by Mr. Miller, Mr. Kourey, Ms. Newell or Mr. Ramakrishna.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to September 13, 2013 except as set forth below under “-Share Repurchase Program” and as follows:

•

As reported on a Form 4 filed with the SEC on July 30, 2013, Betsy S. Atkins sold 2,500 Shares on July 26, 2013, at an average per share sale price of $9.5555 under her 10b5-1 trading plan adopted on May 29, 2013.

•

As reported on a Form 4 filed with the SEC on July 30, 2013, D. Scott Mercer sold 7,500 Shares on July 26, 2013, at an average per share sale price of $9.6089 under his 10b5-1 trading plan adopted on May 20, 2013.

•	As reported on a Form 4 filed with the SEC on July 30, 2013, Laura J. Durr sold 2,500 Shares on July 26, 2013, at a per share sale price of $9.64 under her 10b5-1 trading plan adopted on May 30, 2013.

•	As reported on a Form 4 filed with the SEC on August 2, 2013, Laura J. Durr sold 466 Shares on August 1, 2013, at a per share sale price of $9.47 under her 10b5-1 trading plan adopted on May 30, 2013.

Equity Incentive Plans. Polycom maintains the 2011 Equity Incentive Plan (“2011 Plan”). Polycom also previously maintained the 2004 Equity Incentive Plan (“2004 Plan”), which was terminated in connection with the adoption of the 2011 Plan. The 2004 Plan provided for the grant of stock options, stock appreciation rights, restricted stock, performance units, and performance shares. Employees, consultants, and directors were eligible to receive awards under the 2004 Plan. No future awards may be granted or issued under the 2004 Plan. However, the 2004 Plan continues to govern the terms and conditions of outstanding awards granted thereunder. The 2011 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, performance units, performance shares, and restricted stock units. Employees, consultants, and directors are eligible to receive awards under the 2011 Plan. Under the terms of the 2004 Plan and the 2011 Plan, options may not be granted at prices lower than fair market value at the date of grant. The maximum term to expiration of the options granted under the 2004 Plan and 2011 Plan is between seven and ten years from the date of grant and options are only exercisable upon vesting. Restricted stock units are time-based awards that generally vest over a period of one to three years from the date of grant. Performance shares represent a commitment by the Company to deliver Shares at a future point in time, subject to the fulfillment by the Company of pre-defined performance criteria. Such awards will be earned only if performance targets over the performance periods established by or under the direction of the Compensation Committee are met. The number of performance shares subject to vesting is determined at the end of a given performance period. Generally, if the performance criteria are deemed achieved, performance shares will vest from one to three years after the anniversary of the grant date, except that certain awards granted to our interim CEO may vest earlier on a prorated basis if he ceases to be interim CEO before completion of the three-year performance period, subject to achievement of the applicable performance criteria.

As of September 9, 2013, an aggregate of 15,021,827 Shares were available for issuance under the 2011 Plan. As of that date, an aggregate of 8,671,732 unvested performance shares and RSUs were outstanding under our equity compensation plans, and 938,786 Shares were subject to outstanding options (of which 750,303 were fully vested).

Employee Stock Purchase Plan. We maintain an Employee Stock Purchase Plan (“ESPP”) whereby we can grant stock purchase rights to all eligible employees during a two-year offering period with purchase dates at the end of each six-month purchase period (each January and July). Participants lock in a purchase price per share at the beginning of the offering period upon plan enrollment. If the stock price on any subsequent offering period enrollment date is less than the lock-in price, the ESPP has a reset feature that automatically withdraws and re-enrolls participants into a new two-year offering period. Shares are purchased through employees’ payroll deductions, currently up to a maximum of 15% of employees’ compensation, at purchase prices equal to 85% of the lesser of the fair market value of our common stock at either the date of the employee’s entrance to the offering period or the purchase date. No participant may purchase more than $25,000 worth of common stock in any one calendar year period, or 10,000 shares of common stock on any one purchase date. We have reserved 22 million shares of common stock for issuance under the plan. During 2012, 2011, and 2010, 1,867,683 shares, 1,143,614 shares and 1,312,290 shares were purchased at average per share prices of $11.24, $15.19, and $9.65, respectively.

Share Repurchase Program. Our Board of Directors has approved a return of capital program, pursuant to which we may repurchase up to $400 million in value of Shares through the Offer and subsequent open market repurchases or privately negotiated transactions. This return of capital program supercedes the $100 million repurchase program previously authorized by our Board of Directors in May 2013 (the “Previous Repurchase Program”). During the past 60 days, we repurchased 1,384,723 Shares for an aggregate of approximately $14.1 million under the Previous Repurchase Program.

Non-Employee Director Cash Compensation. Non-employee directors receive annual cash fees for service on the board of directors and its various committees. The following table provides information regarding the amount of annual cash fees.

Position	Fees ($)
Member of the Board of Directors	45,000
Chairman of the Board	45,000
Audit Committee:
Chairman	35,000
Member	20,000
Compensation Committee:
Chairman	25,000
Member	15,000
Corporate Governance and Nominating Committee:
Chairman	20,000
Member	10,000

Non-Employee Director Equity Compensation. Each of our non-employee directors receives a grant of 20,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting, which restricted stock units will generally vest in four equal quarterly installments over approximately one year. In addition, upon joining the Board of Directors, a non-employee director will receive a pro rata portion of the annual 20,000 restricted stock unit grant, to be prorated based upon the number of months to be served by such director until our next annual meeting of stockholders and to vest on the same vesting schedule as the annual director grants during the applicable portion of the year. The restricted stock unit agreement for grants to non-employee directors also contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. These equity awards are granted pursuant to the 2011 Plan.

Non-Employee Director Stock Ownership Guidelines. In November 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board implemented stock ownership guidelines for Polycom’s non-employee directors. Pursuant to such guidelines, each non-employee director is required to hold Polycom stock in an amount equal to three times the amount of the annual cash Board retainer of $45,000, or $135,000, with a timeline of five years for each non-employee director to meet such ownership guidelines or, as appropriate, five years from the date that a new non-employee director is appointed to the Board.

Named Executive Officer Compensation. A significant portion of the target compensation of our “Named Executive Officers” (the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of Polycom’s last completed fiscal year) is in the form of long-term equity compensation, including stock options, restricted stock units and performance shares. These equity awards currently are granted pursuant to the 2011 Plan.

Executive Officer Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive officers, which are intended to align the interests of our executive officers more closely to the interests of our stockholders. We recently increased the ownership guidelines for the CEO. As a result, a non-interim CEO should have a minimum equity interest in an amount equal to three times the executive’s base salary by the later to occur of the fifth anniversary of the executive’s commencement of employment with Polycom or April 7, 2018. Our other non-interim executive officers should have a minimum equity interest in the amount of 5,000 shares of our stock by the later to occur of the fifth anniversary of the executive’s commencement of employment with Polycom or February 4, 2015.

Termination or Change of Control Arrangements

2011 and 2004 Equity Incentive Plans. Certain equity awards, including options to purchase shares of Polycom common stock, performance shares and restricted stock units, held by the named executive officers and Polycom’s non-employee directors were granted under the 2011 Plan and the 2004 Plan (together, the “Equity Incentive Plans”). In the event of a Change in Control (as defined below) of Polycom, the successor corporation must assume the award, substitute an equivalent award, convert the award into an award to purchase the consideration received by the stockholders of Polycom or cancel the award after payment to the holder of the fair market value of the shares subject to the award, less the exercise price (if any). If there is no assumption, substitution, conversion or payment, such award will become fully vested and exercisable prior to the change in control.

In the event that the officer is terminated by Polycom for any reason other than cause or if such officer terminates employment for Good Reason (as defined below) within the 12 months following a change in control, each such officer’s awards granted when the individual was an officer under the Equity Incentive Plans (other than with respect to our interim CEO’s awards) will become fully vested and exercisable. In the event that a non-employee director is not asked to be a member of the board of directors of the successor corporation following a change in control, each such director’s awards granted when the individual was a director will become fully vested and exercisable.

Executive Severance Plan. Polycom maintains an Executive Severance Plan (the “Severance Plan”), pursuant to which Polycom’s named executive officers and certain other executives (other than our interim CEO) are eligible to receive severance benefits. Generally, if a Severance Plan participant’s employment is terminated by Polycom other than for cause, death or disability, or the participant resigns for Good Reason, the Severance Plan provides for a lump sum severance payment equal to the participant’s base salary as then in effect plus target bonus in effect in the last fiscal year that ended prior to the termination date, continued health benefits for up to one year and outplacement assistance. In order to receive severance benefits under the Severance Plan, a participant must execute a release of claims in favor of Polycom and agree to non-solicitation, non-disparagement and non-competition (if applicable) obligations for a period of one year following his or her termination.

Change of Control Severance Agreements. Polycom has entered into Change of Control Severance Agreements with certain of its senior executive officers, including the named executive officers (other than our interim CEO) (collectively, the “Change of Control Severance Agreements”). Under the terms of the Change of Control Severance Agreements, each senior executive officer is obligated to remain with Polycom for six (6) months following a Change of Control, subject to certain limitations. If, within twelve (12) months of a

Change of Control, an executive officer who is a party to one of these agreements is involuntarily terminated other than for cause or voluntarily terminates his or her employment for Good Reason, he or she will receive:

•	A lump-sum payment equal to 100% of annual base salary and target bonus;

•	Continued coverage of employee benefits until the earlier of one year from the date of termination or when he or she begins receiving comparable benefits from another employer;

•	Full vesting of, and the immediate right to exercise, such executive officer’s stock options;

•

Full vesting of such executive officer’s performance share awards, if any, at the target levels and the payment of such vested performance shares as soon as practicable following such executive officer’s date of termination; and

•

Full vesting of, and the immediate right to exercise, any other outstanding awards that may be issued under Polycom’s stock plans in addition to stock options and performance shares, as well as the lapsing of any restrictions on such awards and the determination that all performance goals or other vesting criteria related to such awards have been achieved at target levels and that all other terms and conditions of such awards have been satisfied.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

Post-Termination Exercise Arrangements between Polycom and its Senior Executive Officers. In July 2003, the Compensation Committee of the Board of Directors approved for Polycom’s senior executive officers reporting under Section 16 of the Exchange Act, that in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for Good Reason (as defined below), or (iii) their retirement, such officers would have a twelve-month period in which to exercise stock options that are outstanding on the date of termination (to the extent exercisable on the date of termination).

In the event of such officers’ involuntary termination without cause or voluntary termination for Good Reason, this twelve-month exercise period applies to:

•

Stock options outstanding as of the date of approval of this arrangement by the Compensation Committee that also have exercise prices above the fair market value of Polycom’s common stock on that date; and

•	Stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

In the event of such officers’ retirement, this twelve-month exercise period applies only to stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

Definitions of “Change in Control,” “Change of Control” and “Good Reason.”

With respect to the Equity Incentive Plans, “Change in Control,” as defined in the applicable award agreements thereunder, generally means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board of Directors during any one-year period (or with respect to certain other award agreements, any two-year period), such that a majority consists of persons who are not either (a) directors who were in office when the applicable Equity Incentive Plan was entered into, or (b) directors whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 50% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale or disposition of all or substantially all of Polycom’s assets.

With respect to the Equity Incentive Plans, “Good Reason,” as defined in the applicable award agreements thereunder, generally means without the employee’s written consent:

•

A material reduction in the employee’s authority, duties or responsibilities compared to the employee’s authority, duties or responsibilities immediately prior to the Change in Control that are substantially inconsistent with the employee being a senior executive of Polycom;

•	The employee’s principal work location being moved more than 35 miles from the location immediately prior to the Change in Control; or

•	Polycom materially reducing the employee’s base salary (unless the base salaries of substantially all other senior executives of Polycom are similarly reduced).

In addition, in order for the employee’s resignation to constitute “Good Reason” under the award agreement, the employee is required to provide written notice within 90 days of the initial existence of the grounds for Good Reason, and provide Polycom with a 30-day cure period. However, with respect to any awards held by an executive that has entered into a Change of Control Severance Agreement, the definition of Good Reason under his or her Change of Control Severance Agreement governs those awards. Alternatively, under certain other award agreements, “Good Reason” generally means without the employee’s written consent:

•	The employee being assigned by Polycom to duties that are substantially inconsistent with the employee being a senior executive of Polycom;

•	The Employee’s principal work location being moved more than 35 miles;

•	Polycom reducing the employee’s base salary by more than 10% (unless the base salaries of substantially all other senior executives of Polycom are similarly reduced); or

•

Polycom reducing the kind or level of benefits (not including base salary, target bonus or equity compensation) for which the employee is eligible (unless the level of benefits available to substantially all other senior executives of Polycom is similarly reduced).

As defined in the Change of Control Severance Agreements, a “Change of Control” generally means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board of Directors during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale or disposition of all or substantially all of Polycom’s assets.

With respect to the Change of Control Severance Agreements between Polycom and certain of its senior executive officers, “Good Reason” generally means the occurrence of any of the following without the employee’s written consent:

•

A material reduction of the employee’s duties, title, authority or responsibilities, relative to the employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the employee of such reduced duties, authority or responsibilities, provided that a reduction in duties, title, authority or responsibilities solely due to Polycom being acquired and made part of a larger entity will not by itself constitute grounds for “Good Reason”;

•	A substantial reduction of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction;

•	A reduction by Polycom in the base compensation or target annual bonus opportunity of the employee as in effect immediately prior to such reduction;

•

A material reduction by Polycom in the kind or level of benefits to which the employee was entitled immediately prior to such reduction with the result that such employee’s overall benefits package is significantly reduced; or

•	The relocation of the employee to a facility or a location more than thirty-five (35) miles from such employee’s then present location.

With respect to the Executive Severance Plan, “Good Reason” generally means the occurrence of any of the following without the employee’s written consent:

•

A material diminution by Polycom in the employee’s base pay as in effect immediately prior to such reduction; provided, however, that, a reduction of base pay that (combined with all prior reductions) totals twenty percent (20%) or less and also applies to substantially all other senior executives of Polycom will not constitute “Good Reason”; or

•	The relocation of the employee’s principal work location to a facility or a location more than thirty-five (35) miles from his or her prior location.

In addition, in order for the employee’s resignation to constitute “Good Reason” under the Executive Severance Plan, the employee is required to provide written notice within 60 days of the initial existence of the condition that otherwise would trigger Good Reason, and provide Polycom with a 30-day cure period. If Polycom does not cure the condition within such period, the employee’s resignation must occur within 30 days following the end of the cure period.

Retirement Benefits Under 401(k) Plan

We maintain a 401(k) plan, which is broadly available to our general employee population. Under the 401(k) plan, all of our employees are eligible to receive matching contributions from Polycom. The matching contribution for the 2012 401(k) plan year was 50% of the first 6% of compensation contributed by employees to the 401(k) plan, up to a maximum per participating employee of $2,000.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

General

The foregoing description of agreements and arrangements involving Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Except as otherwise described or incorporated by reference in this Offer to Purchase, or our most recent proxy statement, none of Polycom nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Polycom, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.	Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to stockholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability from the Offer. This summary is based on U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this Offer to Purchase and all of which are subject to change, with possible retroactive effect. This summary addresses only Shares held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not purport to address all of the tax consequences that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances and does not apply to persons subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, mutual funds, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities (including entities treated as such for U.S. federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, persons owning (actually or constructively) more than 5% of our outstanding Shares or persons that have a functional currency other than the U.S. dollar). This summary does not apply to Shares acquired as compensation, upon the exercise of stock options, under a tax-qualified retirement plan or under the Company’s employee stock purchase plan. This summary also does not address tax consequences arising under any laws other than U.S. federal income tax laws, including under state, local or foreign laws, or under U.S. federal estate or gift tax laws. This summary also does not address the 3.8%

Medicare surtax on “net investment income,” including, among other things, dividends and net gain from dispositions of property (other than property held in a trade or business), to which certain individuals, estates and trusts whose income exceeds certain thresholds may be subject.

In addition, if a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

This summary is not intended to constitute a complete analysis of all tax considerations relevant to a particular stockholder. Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the particular circumstances pertaining to a stockholder. Each stockholder is urged to consult its own tax advisor regarding the federal, state, local, foreign and other tax consequences of participating in the Offer.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Consequences of the Offer to U.S. Holders

Characterization of the Purchase of Shares Pursuant to the Offer. Our purchase of Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending on the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete redemption” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 tests”).

•	Complete Redemption. The receipt of cash by a U.S. Holder will be a “complete redemption” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns no Shares, actually or constructively, immediately after the Shares are sold pursuant to the Offer or (ii) the U.S. Holder actually owns no Shares immediately after the Shares are sold pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code and applicable Treasury regulations. U.S. Holders wishing to satisfy the “complete redemption” test through waiver of attribution are urged to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

•

Substantially Disproportionate. The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

•

Not Essentially Equivalent to a Dividend. The receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” if the surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are urged to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

U.S. Holders are urged to consult their own tax advisors regarding the application of the three Section 302 tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer.

Sale or Exchange Treatment. A U.S. Holder that satisfies any of the Section 302 tests generally will recognize gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s tax basis in such Shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares is more than one year at the time of disposition. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders. Certain limitations apply to the deductibility of capital losses. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction).

Distribution Treatment. If a U.S. Holder does not satisfy any of the Section 302 tests, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Shares, and the U.S. Holder’s tax basis in the Shares surrendered generally will be added to any Shares retained by the U.S. Holder. This distribution will be treated as a dividend to the extent of the U.S. Holder’s share of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without reduction for the tax basis of the surrendered Shares, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders if certain holding period and other requirements are met. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in its Shares and then as capital gain from the sale or exchange of Shares.

To the extent that a corporate U.S. Holder is treated as receiving a dividend, it may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Each corporate U.S. Holder should consult its own tax advisor as to availability of the dividends received deduction and the application of Section 1059 of the Code in light of its particular circumstances.

Information Reporting and Backup Withholding. In general, payments of dividends on the Shares and payments of the proceeds of a sale or exchange of Shares may be reported to the IRS and may be subject to backup withholding (currently at a rate of 28%) unless the U.S. Holder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (ii) timely provides (usually on IRS Form W-9) a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment of tax that may be refunded to the extent it results in an overpayment of tax provided that the required information related to such refund is timely provided to the IRS. The Company will comply with all applicable reporting and withholding requirements of the IRS.

Consequences of the Offer to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders and assumes that no item of income, gain, deduction or loss derived by the Non-U.S. Holder in respect of any Share at any time is effectively connected with the conduct of a U.S. trade or business. Special rules, not discussed herein, may apply to certain Non-U.S. Holders, such as: certain former citizens or residents of the United States; controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; investors in pass-through entities that are subject to special treatment under the Code; and Non-U.S. Holders that are engaged in the conduct of a U.S. trade or business.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase of Shares Pursuant to the Offer” unless:

•

the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%; or

•

we are or have been a U.S. real property holding corporation during the relevant statutory period. We do not believe that we currently are, or have been during the relevant statutory period, a U.S. real property holding corporation.

Distribution Treatment. If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution with respect to the Non-U.S. Holder’s Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution Treatment.” To the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty.

The Depositary (or other applicable withholding agent) will withhold at a 30% rate on the gross proceeds of the Offer payable to a Non-U.S. Holder unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with a properly executed IRS Form W-8BEN establishing that a reduced rate of, or exemption from, withholding is available under an applicable income tax treaty.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding (described below) generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

NON-U.S. HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding. A payment made to a Non-U.S. Holder in the Offer and the amount of tax, if any, withheld from such payment may be reported to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

Provided that a Non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the Non-U.S. Holder generally will not be subject to backup withholding with respect to amounts received in the Offer that are (i) a dividend or (ii) the proceeds from a sale or exchange of Shares. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from a sale or exchange of Shares are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, a Non-U.S. Holder generally will be a subject to backup withholding and information reporting unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a Non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have any of the specified U.S. connections, a Non-U.S. Holder generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences of the Offer to Holders of Shares that Do Not Tender in the Offer

The Offer will have no U.S. federal income tax consequences to our stockholders that do not tender any Shares in the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension, subject to applicable law. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from and, including, such date.

If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

15.	Fees and Expenses.

We have retained Morgan Stanley & Co. LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Morgan Stanley & Co. LLC may communicate with brokers, dealers, trust companies and similar entities with respect to the Offer. Morgan Stanley & Co. LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Morgan Stanley & Co. LLC for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Morgan Stanley & Co. LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Morgan Stanley & Co. LLC and its affiliates have provided various investment banking and other services to us in the past, for which they have received customary compensation from us. An affiliate of Morgan Stanley & Co. LLC is the sole lead arranger, the Administrative Agent and Collateral Agent and a lender under our new secured term loan credit facility, the proceeds of which will be used to fund any purchase of Shares pursuant to the Offer. We expect Morgan Stanley & Co. LLC and its affiliates to continue to render such services, for which they would expect to continue to receive customary compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Morgan Stanley & Co. LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. MacKenzie Partners, Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have also retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent, the Dealer Manager or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors we deem relevant.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Polycom.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares other than in the Offer until at least ten business days after the Expiration Date. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten business days after the Expiration Date.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY POLYCOM, INC., THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Polycom, Inc.

September 13, 2013

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Overnight Courier:
Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St. Suite V Canton, Massachusetts 02021

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Call Toll-Free (855) 483-0952